SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 22, 2003

ASK JEEVES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26521	94-3334199
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

5858 Horton Street, Suite 350
Emeryville, California 94608
(Address of principal executive offices)

Registrant’s telephone number, including area code: (510) 985-7400

Not Applicable
(Former name or former address, if changed since last report.)

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
ITEM 9. REGULATION FD DISCLOSURE
SIGNATURES
Exhibit 99.1

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

(c)     Exhibits.
          EXHIBIT NO.    —     DESCRIPTION
          99.1                               Press release, dated as of April 22, 2003, issued by Ask Jeeves, Inc.

ITEM 9. REGULATION FD DISCLOSURE

In accordance with SEC Release No. 33-8216, the following information, which is intended to be furnished under “Item 12. Results of Operations and Financial Condition,” is instead being furnished under “Item 9. Regulation FD Disclosure.” The following information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On April 22, 2003, Ask Jeeves, Inc. (the “Company”) announced its preliminary operating results for the three-month period ended March 31, 2003. A copy of the Company’s earnings release is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

The Company’s earnings release contains pro forma net income and pro forma net income per share measures, which are not in accordance with, or are an alternative to, GAAP (Generally Accepted Accounting Principles) financial measures and may be different from pro forma net income measures used by other companies. Pro forma net income has been adjusted to exclude the effects of non-operating expenses and gains and non-cash charges, such as restructuring costs, deal costs and amortization. In addition, pro forma net income for the first quarter ending March 31, 2003 has been adjusted to exclude a $6.1 million one-time gain from the acquisition of Ask Jeeves UK. The Company’s management believes that the presentation of these measures is useful to investors and other interested persons because, by excluding non-operating expenses or gains and non-cash charges it thus provides the users of the financial statements with a valuable insight into operating results. In addition, Ask Jeeves has consistently provided this pro forma net income (loss) measurement in previous earnings releases and believes that it is important to provide investors and other interested persons with a consistent basis for comparison between quarters.

A table reconciling this measure to GAAP net income (loss) is included in the condensed consolidated financial statements included in the Company’s earnings release.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2003

Ask Jeeves, Inc. (Registrant)

By:	/s/ Steven J. Sordello

Name:	Steven J. Sordello

Title:	Chief Financial Officer

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